Exhibit 99.1

                  Administaff Announces Second Quarter Results

                            - Revenues Increase 7%
                            - Gross Profit Increases 29%
                            - Operating Income Increases To
                              $2.7 Million From $5.4 Million Loss

    HOUSTON, Aug. 1 /PRNewswire-FirstCall/ -- Administaff, Inc. (NYSE: ASF), the nation's leading Professional Employer Organization, today announced results for the second quarter and six months ended June 30, 2003. From its continuing operations, the company reported second quarter net income and diluted net income per share of $1.9 million and $0.07, versus a net loss of $2.8 million and $0.10 in the 2002 period. The company reported a net loss from its discontinued operations of $0.01 per share in both periods.

    Included in the 2003 second quarter results is a charge of $2.5 million, or $0.06 per share after taxes, related to the write-off of the company's workers' compensation dividend receivable. The company has taken this charge due to credit concerns caused by recent A.M. Best Co. rating downgrades of its workers' compensation carrier. Also during the second quarter of 2003, the company recorded a gain of $457,000, or $0.02 per share after taxes, related to proceeds from the sale of Administaff's investment in eProsper, Inc., which had previously been written off in 2002.

    Revenues for the second quarter of 2003 increased to $219 million, an increase of 7.0% over the 2002 period. This increase was due to a 9.0% or $80 increase in revenues per worksite employee per month, partially offset by a 1.8% decrease in the average number of paid worksite employees per month.

    Gross profit increased 28.7% over the second quarter of 2002 to $46.8 million. The average gross profit per worksite employee per month increased 30.8%, or $49, to $208 per month in the 2003 period. These results reflect the $80 increase in revenues per worksite employee per month, partially offset by increased direct costs of $13 in benefits costs, $17 in workers' compensation costs (including the write-off of the workers' compensation dividend of $11), and $1 in payroll taxes and other direct costs.

    "We are pleased to see that our effort to increase pricing combined with the lower costs resulting from our benefit plan design changes more than offset the slight reduction in paid worksite employees during the quarter," said Richard G. Rawson, executive vice president of administration and chief financial officer. "I expect the year-over-year improvement in profitability to continue for the balance of the year."

    Operating expenses increased 5.5%, or $2.3 million, over the 2002 period to $44.1 million. On a per worksite employee basis, operating expenses increased $14 per month, from $182 to $196, primarily due to legal costs associated with the company's lawsuit with Aetna and accruals relating to the 2003 employee incentive compensation plan.

    Operating income for the second quarter of 2003 was $2.7 million, compared to an operating loss of $5.4 million in the 2002 period. On a per worksite employee basis, operating income improved to $12 per month compared to a loss of $24 per month for the second quarter of 2002.

    Year-to-Date Results

    For the six months ended June 30, 2003 the company reported a net loss and diluted net loss per share of $2.2 million and $0.08 from its continuing operations, versus a net loss and diluted net loss per share of $8.2 million and $0.30 for the same period in 2002. The company reported a net loss from its discontinued operations of an additional $0.02 per share in both periods.

    Year-to-date revenues increased to $444.7 million, or 10.9% over the 2002 period. This increase was due to an $87 increase in revenue per worksite employee per month and a 1.0% increase in the average number of paid worksite employees per month.

    "I am certainly pleased with our progress over the first half of 2003 in controlling our direct costs and improving profitability," said Paul J. Sarvadi, president and chief executive officer. "Over the balance of the year, I believe our focus on sales and client retention, combined with moderating price increases to new and renewing clients, will reestablish our growth plan as we move into 2004."

    Gross profit for the six months ended June 30, 2003 increased 23.9% to $82.8 million. The average gross profit per worksite employee per month increased 22.1%, or $33, to $182 in the 2003 period. These results reflect the $87 increase in revenues per worksite employee per month, partially offset by increased direct costs of $33 in benefits costs, $15 in workers' compensation costs (including the write-off of the workers' compensation dividend of $6) and $6 in payroll taxes and other direct costs.

    Year-to-date operating expenses increased 5.8% over the 2002 period. Operating expenses per worksite employee per month increased to $191 from $182 in the 2002 period, primarily due to legal costs associated with the company's lawsuit with Aetna and accruals relating to the 2003 employee incentive compensation plan. The resulting operating loss for the six months ended June 30, 2003, was $3.8 million compared to an operating loss of $15.0 million in the 2002 period.

    Historically, the company's earnings pattern has included losses in the first quarter, followed by improved profitability in subsequent quarters throughout the year. This pattern is due to the effects of employment-related taxes that are based on each employee's cumulative earnings up to specified wage levels, causing employment-related taxes to be highest in the first quarter and then decline over the course of the year.

    Effective January 1, 2003, the company implemented a new pricing and billing system for new and renewing clients. For clients active on the new system in January of any year, the system includes a feature that accelerates invoicing of the payroll tax component of the comprehensive service fee to more closely reflect the pattern of incurred costs. Accordingly, the impact of new and renewing clients invoiced on the new billing system in January 2003, which represented approximately 20% of the company's client base, has resulted in the partial offset of the company's historical earnings pattern in the first and second quarters of 2003. All clients are expected to be using the new system by January 2004.

    Other Matters

    -- In late July 2003, Administaff received its initial 2002 and 2003 unemployment tax rate computations from the Texas Workforce Commission
       (TWC). While the company is currently reviewing the computations with the TWC, it does not expect the final rates to have any negative impact on earnings.

    -- In May 2003, the company's workers' compensation carrier's rating was downgraded by A.M. Best Co. (Best) from a "B" or "fair" rating to a "C++" or "marginal" rating. In June 2003, Best further downgraded the carrier to a "D" or "poor" rating. Best's rating represents an opinion on the insurer's financial strength and ability to meet its ongoing obligations to its policyholders. The company recorded a charge of $2.5 million in the second quarter of 2003 to write off its dividend receivable from its workers' compensation carrier due to the uncertainty of the carrier's ultimate ability to pay this dividend.

    Business Outlook

    Administaff also updated its outlook for the third quarter and full year 2003 on several key metrics:

    -- The company currently estimates that its paid worksite employee count will average approximately 74,000 for each of the third and fourth quarters, largely due to the termination of a single low-margin account with approximately 1,000 worksite employees.

    -- Average gross profit per worksite employee per month for the third quarter is expected to increase to a range of $230 to $234, primarily based on continued pricing strength. This includes the effect of an expected 3-4% sequential increase in benefit costs per covered employee over the second quarter. Average gross profit per worksite employee per month for the fourth quarter is expected to increase to a range of $245 to $253, and includes the effect of an expected 2-3% sequential increase in benefit costs per covered employee over the third quarter.

    -- Operating expenses are expected to be in the range of $42.5 million to $43.0 million for each of the third and the fourth quarters.

    This guidance excludes the results of Financial Management Services, a division that is currently for sale and is being reported as a discontinued operation.

    Administaff will be hosting a conference call today at 10:00 a.m. EDT to discuss the quarterly results and business trends, and answer questions from investment analysts. To listen in, call 800-901-5213 and use passcode 29816590. The call will also be webcast at www.administaff.com . To access the webcast, click on the Investor Relations section of the website and select "Live Webcast." The conference call script will be available at the same website later today. A replay of the conference call will be available at 888-286-8010, passcode 88225410, for two weeks after the call. The webcast will be archived for one year.

    Administaff is a leading personnel management company that serves as a full-service human resources department for small and medium-sized businesses throughout the United States. The company operates 38 sales offices in 21 major markets. For additional information, visit Administaff's web site at www.administaff.com .

    (Note: The statements contained in this press release that are not historical facts are forward-looking statements that involve a number of risks and uncertainties. Therefore, the actual results of future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: (i) changes in general economic conditions;
(ii) regulatory and tax developments, including, but not limited to, Administaff's ability to comply with Revenue Procedure 2002-21 and possible adverse application of various federal, state and local regulations; (iii) changes in Administaff's direct costs and operating expenses, including, but not limited to, increases in health insurance premiums, increases in underlying health insurance claims trends, workers' compensation rates and state unemployment tax rates, liabilities for employee and client actions or payroll-related claims, changes in the costs of expanding into new markets, and failure to manage growth of Administaff's operations; (iv) the estimated costs and effectiveness of capital projects and investments in technology and infrastructure, including Administaff's ability to maintain adequate financing for such projects; (v) Administaff's ability to effectively implement its 401(k) recordkeeping services; (vi) the effectiveness of Administaff's sales and marketing efforts, including the company's marketing arrangements with other companies; (vii) the failure to sell Administaff Financial Management Services, Inc.; (viii) changes in the competitive environment in the Professional Employer Organization industry; (ix) Administaff's liability for worksite employee payroll and benefits costs; and (x) an adverse final judgment or settlement of claims against Administaff, including the Aetna lawsuit. These factors are described in further detail in Administaff's filings with the Securities and Exchange Commission.)

                                Administaff, Inc.
                          Summary Financial Information
          (in thousands, except per share amounts and statistical data)
                                   (Unaudited)

                                               Three months ended
                                                    June 30,
                                                2003         2002      Change
Operating results:
 Revenues (gross billings of
  $1.2 billion and $1.2 billion,
  less worksite employee payroll
  cost of $942 million and
  $956 million, respectively)                 $ 219,226    $ 204,966       7.0%
 Direct costs:
  Payroll taxes, benefits and
   workers' compensation costs                  172,404      168,589       2.3%
 Gross profit                                    46,822       36,377      28.7%
 Operating expenses:
  Salaries, wages and payroll taxes              20,603       19,065       8.1%
  General and administrative expenses            13,720       12,899       6.4%
  Commissions                                     2,656        2,943      (9.8)%
  Advertising                                     1,787        1,669       7.1%
  Depreciation and amortization                   5,309        5,194       2.2%
                                                 44,075       41,770       5.5%
 Operating income (loss)                          2,747       (5,393)    150.9%
  Other income (expense):
  Interest income                                   263          442     (40.5)%
  Interest expense                                 (552)          --
  Other, net                                        450          305      47.5%
  Income (loss) before
   income  taxes                                  2,908       (4,646)    162.6%
  Income tax expense (benefit)                      968       (1,835)    152.8%
  Net income (loss) from continuing
   operations                                 $   1,940    $  (2,811)    169.0%
  Discontinued operations:
    Loss from operations of
     discontinued division                         (373)        (582)     35.9%
    Income tax expense
     (benefit)                                     (146)        (229)     36.2%
    Net loss from discontinued
     operations                                    (227)        (353)     35.7%
  Net income (loss)                           $   1,713    $  (3,164)    154.1%
  Basic and diluted net income
   (loss) per share of common stock:
    Income (loss) from
     continuing operations                    $    0.07    $   (0.10)    170.0%
    Income (loss) from
     discontinued operations                  $   (0.01)   $   (0.01)       --
    Net income (loss) per share               $    0.06    $   (0.11)    154.5%
  Diluted weighted average
   common shares outstanding                     26,814       27,905

                                Administaff, Inc.
                          Summary Financial Information
          (in thousands, except per share amounts and statistical data)
                                   (Unaudited)

                                                Six months ended
                                                    June 30,
                                               2003          2002       Change
Operating results:
 Revenues (gross billings of
  $2.4 billion and $2.3 billion,
  less worksite employee payroll
  cost of $1.9 billion and
  $1.9 billion, respectively)               $ 444,746     $ 400,924      10.9%
 Direct costs:
  Payroll taxes, benefits and
   workers' compensation costs                361,943       334,094       8.3%
 Gross profit                                  82,803        66,830      23.9%
 Operating expenses:
  Salaries, wages and payroll taxes            40,947        37,563       9.0%
  General and administrative
   expenses                                    25,424        24,727       2.8%
  Commissions                                   5,542         6,084      (8.9)%
  Advertising                                   3,997         3,289      21.5%
  Depreciation and amortization                10,714        10,211       4.9%
                                               86,624        81,874       5.8%
 Operating income (loss)                       (3,821)      (15,044)     74.6%
  Other income (expense):
  Interest income                                 578         1,177      (50.9)%
  Interest expense                             (1,120)           --
  Other, net                                      458           261      75.5%
  Income (loss) before
   income taxes                                (3,905)      (13,606)     71.3%
 Income tax expense (benefit)                  (1,723)       (5,374)     67.9%
 Net income (loss) from
  continuing operations                     $  (2,182)    $  (8,232)     73.5%
 Discontinued operations:
  Loss from operations
   of discontinued division                      (769)       (1,049)     26.7%
  Income tax expense (benefit)                   (303)         (413)     26.6%
  Net loss from discontinued
   operations                                    (466)         (636)     26.7%
 Net income (loss)                          $  (2,648)    $  (8,868)     70.1%
 Basic and diluted net income
  (loss) per share of common stock:
   Income (loss) from
   continuing operations                    $   (0.08)    $   (0.30)     73.3%
  Income (loss) from
   discontinued operations                  $   (0.02)    $   (0.02)       --
  Net income (loss) per share               $   (0.10)    $   (0.32)     68.8%
 Diluted weighted average
  common shares outstanding                    27,000        27,925

                                Administaff, Inc.
                    Summary Financial Information (continued)
          (in thousands, except per share amounts and statistical data)
                                   (Unaudited)

                           Three months ended          Six months ended
                                June 30,                    June 30,
                             2003    2002     Change     2003      2002   Change
Statistical data:
  Average number of
   worksite employees
   paid per month          75,103   76,477     (1.8)%   75,764    74,982    1.0%
  Revenues per
   worksite employee
   per month (A)          $   973  $   893      9.0%   $   978   $   891    9.8%
  Gross profit per
   worksite employee
   per month                  208      159     30.8%       182       149   22.1%
  Operating expenses
   per worksite
   employee per month         196      182      7.7%       191       182    4.9%
  Operating income (loss)
   per worksite employee
   per month                   12      (24)   150.0%        (8)      (33)  75.8%
  Net income (loss)
   from continuing
   operations per
   worksite employee
   per month                    9      (12)   175.0%        (5)      (18)  72.2%

(A) Gross billings of $5,152, $5,059, $5,186 and $5,134 per worksite employee per month less payroll cost of $4,179, $4,166, $4,207 and $4,243 per worksite employee per month, respectively.

                                Administaff, Inc.
                    Summary Financial Information (continued)
          (in thousands, except per share amounts and statistical data)

                                                       June 30,   December 31,
                                                         2003         2002
                                                     (Unaudited)
Assets
    Cash and cash equivalents                           $  56,092     $  71,799
    Marketable securities                                  18,662        14,714
    Accounts receivable                                    84,645        82,475
    Prepaid expenses and other current
     assets                                                23,690        22,535
    Deferred income taxes                                     513           641
    Income tax receivable                                     331            --
    Operations held for sale                                1,250         1,282
        Total current assets                              185,183       193,446
    Property and equipment                                155,877       153,173
    Accumulated depreciation                              (72,411)      (62,078)
        Net property and equipment                         83,466        91,095
    Deposits                                               18,680        26,552
    Other assets                                            1,175         4,071
        Total assets                                    $ 288,504     $ 315,164
Liabilities and Stockholders' Equity
    Accounts payable                                    $   1,750     $   3,069
    Payroll taxes and other payroll
     deductions payable                                    37,483        57,196
    Accrued worksite employee payroll
     expense                                               76,257        69,676
    Accrued health insurance costs                          6,348         5,815
    Other accrued liabilities                              13,558        13,034
    Income taxes payable                                       --           348
    Current portion of long-term debt                       1,793         1,676
    Operations held for sale                                  144           112
        Total current liabilities                         137,333       150,926
    Long-term debt                                         41,485        42,493
    Deferred income taxes                                   3,661         5,396
        Total noncurrent liabilities                       45,146        47,889
    Stockholders' equity:
    Common stock                                              309           309
    Additional paid-in capital                            101,792       102,315
    Treasury stock, cost                                  (50,091)      (43,003)
    Accumulated other comprehensive
     income, net of tax                                        88           153
    Retained earnings                                      53,927        56,575
        Total stockholders' equity                        106,025       116,349
        Total liabilities and stockholders'
         equity                                         $ 288,504     $ 315,164

SOURCE  Administaff, Inc.

    -0-                             08/01/2003
     /CONTACT: investor relations, Richard G. Rawson, Executive Vice President and Chief Financial Officer, +1-281-348-3225, or richard_rawson@administaff.com , or news media, Alan Dodd, Director, Corporate Communications, +1-281-348-3105, or alan_dodd@administaff.com , both of Administaff, Inc./
    /First Call Analyst: /
    /FCMN Contact: ruth_holub@administaff.com /
    /Web site:  http://www.administaff.com /
    (ASF)

CO:  Administaff, Inc.
ST:  Texas
IN:
SU:  ERN ERP CCA MAV